Exhibit 99.1

AUDIT COMMITTEE CHARTER

OF

SS INNOVATIONS INTERNATIONAL, INC.

Effective as of January 1, 2025

I. PURPOSE

The Audit Committee shall provide assistance to the Board of Directors (the “Board”) of SS Innovations International, Inc. (the “Company”) in fulfilling the Board’s responsibility to the Company’s shareholders relating to the Company’s accounting and financial reporting practices, system of internal control, the audit process, the quality and integrity of its financial reporting, and the Company’s process for monitoring compliance with laws and regulations and its code of conduct.

The Audit Committee’s responsibility is oversight. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles, and internal controls. The independent registered public accounting firm engaged by the Company (the “independent auditor”) is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures. Each member of the Audit Committee shall be entitled to rely on (a) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information; (b) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and (c) representations made by management of the independent auditor as to any non-audit services provided by the independent auditor to the Company.

II. AUTHORITY

The Audit Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility. Its primary duties and responsibilities are to:

●	Appoint, compensate, and oversee the work of any independent auditor;

●	Resolve any disagreements between management and the independent auditor regarding financial reporting;

●	Pre-approve all audit and permitted non-audit services by the independent auditor;

●	Retain independent counsel, accountants, or other advisors or consultants to advise and assist the Audit Committee in carrying out its duties, without needing to seek approval for the retention of such advisors or consultants from the Board, and determine the appropriate compensation for any such advisors or consultants retained by the Audit Committee;

●	Seek any information it requires from employees of the Company or any direct or indirect subsidiary of the Company (each, a “Subsidiary”), all of whom are directed to cooperate with the Audit Committee’s requests, or external parties;

●	Meet with any officer or employee of the Company (or any Subsidiary), the independent auditor or outside counsel, as necessary, or request that any such persons meet with any members of, or advisors or consultants to, the Audit Committee; and

●	Oversee that management has established and maintained processes to assure compliance by the Company with applicable laws, regulations and corporate policy.

III. MEMBERSHIP AND PROCEDURES

A.	Membership and Appointment

The Audit Committee shall be comprised of not fewer than three (3) independent members of the Board as shall be determined from time to time by the Board. The members of the Audit Committee shall be elected by the Board based on the recommendation of the Nominating and Corporate Governance Committee at the annual organizational meeting of the Board, and shall hold office until his or her successor shall be duly appointed and qualified, or until such member’s earlier resignation or removal from the Audit Committee or the Board. No member of the Audit Committee can have participated in the preparation of the Company’s or any Subsidiary’s financial statements at any time during the past three (3) years.

All members of the Audit Committee shall be “independent,” as such term is defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in that each Audit Committee member may not, other than in his or her capacity as a director or member of any committee of the Board, (a) accept any consulting, advisory, or other compensatory fee from the Company or any Subsidiary; or (b) be an affiliated person of the Company or any Subsidiary. In addition, all members of the Audit Committee shall qualify as “independent directors” for purposes of the listing standards of The Nasdaq Stock Market LLC, as such standards may be changed from time to time; provided, that any non-independent director serving on the Audit Committee pursuant to the “exceptional and limited circumstances” exception available under Nasdaq rules may not serve (i) on the Audit Committee for more than two (2) years; or (ii) as the Chairperson (defined below).

All members of the Audit Committee shall be financially literate by being familiar with basic finance and accounting practices and able to read and understand fundamental financial statements at the time of their appointment to the Audit Committee. Furthermore, at least one member of the Audit Committee shall be designated as the “financial expert” with financial sophistication as defined by having experience in finance or accounting, professional certification in accounting, or any other comparable experience or background, such as being or having been a CEO or CFO or other senior officer with financial oversight responsibilities. The Company shall disclose, in its annual report, whether or not, and if not, the reasons therefor, the Audit Committee includes at least one “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

B.	Removal

The entire Audit Committee or any individual Audit Committee member may be removed with or without cause by the affirmative vote of a majority of the Board. Any Audit Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Company, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may appoint a successor to assume the available position on the Audit Committee when the resignation becomes effective.

C.	Chairperson

A chairperson of the Audit Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Audit Committee may designate the Chairperson by the affirmative vote of a majority of the Audit Committee. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Audit Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Audit Committee. If a Chairperson has been designated and a tie vote occurs on any issue, the Chairperson’s vote will decide the issue.

D.	Meetings, Minutes and Reporting

The Audit Committee shall meet at least four (4) times per year, and more frequently as it deems necessary to carry out its responsibilities. All Audit Committee members are expected to attend each meeting, in person or via video-conference or other electronic methods of communication. Meeting agendas will be prepared and, to the extent practicable, provided in advance to members, along with appropriate briefing materials. The Audit Committee may also act by unanimous written consent in lieu of a meeting.

The Audit Committee shall keep minutes of the proceedings of the Audit Committee. In addition to the specific matters set forth herein requiring reports by the Audit Committee to the Board, the Audit Committee shall report such other significant matters as it deems necessary concerning its activities to the Board. The Audit Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Audit Committee for the purposes of reporting Audit Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Audit Committee, or otherwise at the direction of an Audit Committee member. The Secretary need not be a member of the Audit Committee or a director and shall have no membership or voting rights by virtue of the position.

As part of its job to foster open communication, the Audit Committee should meet separately, at least annually, with management, the director of the internal audit function, if any, and the independent auditor to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet separately with the independent auditor, and management quarterly to review the Company’s financial statements in accordance with Section IV below.

E.	Delegation

The Audit Committee may, by the affirmative vote of a majority of the Audit Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Audit Committee. Any such subcommittee, to the extent provided by the Audit Committee and not limited by applicable law, shall have and may exercise all the powers and authority of the Audit Committee. Each subcommittee shall have such name as may be determined from time to time by the Audit Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Audit Committee or the Board when required.

F.	Authority to Retain Advisors

The Audit Committee shall have the authority, at the Company’s expense and without needing to seek approval from the Board, to retain and terminate consultants, legal counsel, or other advisors, as the Audit Committee deems advisable, including the sole authority to approve any such advisors’ fees and other retention terms.

IV. DUTIES AND RESPONSIBILITIES

The Audit Committee shall be directly responsible for the appointment, retention, compensation, evaluation, oversight and, if necessary, termination of the independent auditor(s) employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each independent auditor shall report directly to the Audit Committee.

The following shall be recurring duties and responsibilities of the Audit Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Audit Committee, with the understanding that the Audit Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

A.	Document Review and Reporting Process

1.	Review and reassess, at least annually, the adequacy of this Charter, recommend any proposed changes to the Board for approval, and ensure appropriate disclosure as may be required by law or regulation.

2.	Review and discuss with management and the independent auditor the Company’s annual financial statements and Annual Report on Form 10-K (the “Form 10-K”) prior to the filing of the Form 10-K or prior to the release of earnings, including a discussion with the independent auditor of the matters required to be discussed under the applicable Statements of Auditing Standards (“SAS”).

3.	Review and discuss with management and the independent auditor each Quarterly Report on Form 10-Q (the “Form 10-Q”) prior to its filing or prior to the release of earnings, including a discussion with the independent auditor of the matters required to be discussed under SAS. The Chairperson may represent the entire Audit Committee for purposes of this review.

4.	Discuss generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others.

5.	Review with management and the independent auditor the effect of regulatory and accounting initiatives that may affect the Company, as well as the effect of any off-balance sheet structures and transactions on the Company’s financial statements.

6.	Regularly report to the Board about Audit Committee activities, issues, and related recommendations.

7.	Foster an open avenue of communication between the internal audit function, if any, the independent auditor and the Board.

8.	Report annually to the shareholders, describing the Audit Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable rules and regulations, including approval of non-audit services.

9.	Review any other reports the Company issues that relate to Audit Committee responsibilities.

10.	Perform other activities related to this Charter as requested by the Board, or the Chairman of the Board.

11.	Institute and oversee special investigations as needed.

12.	Confirm annually that all responsibilities outlined in this Charter have been carried out.

13.	Evaluate the Audit Committee’s and each member’s performance and qualifications under applicable rules and regulations on a regular basis.

B.	Financial Reporting Process

1.	In consultation with the independent auditor and the chief audit executive, review the integrity of the Company’s financial reporting processes and the coordination of the internal audit function, if any, with the independent auditor. The Audit Committee shall report regularly to and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial reporting, compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function, if any.

2.	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal audit function, if any.

3.	Ensure that there exist regular systems of reporting to the Audit Committee by each of management, the independent auditor and the chief audit executive regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

4.	Regularly review any significant disagreements among management and the independent auditor or the internal audit function, if any, in connection with the preparation of the financial statements.

5.	Ensure and oversee timely reports from the independent auditor to the Audit Committee of (a) all critical accounting policies and practices; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

C.	Financial Statements

1.	Review significant accounting and reporting issues, including complex or unusual transactions (such as off-balance sheet structures, if any) and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

2.	Review with management and the independent auditor the results of the audit, including any difficulties encountered and any significant changes in the audit plan.

3.	Review the annual audited financial statements, consider whether they are complete, consistent with information known to the Audit Committee members and reflect appropriate accounting principles; and, following consultation with management and the independent auditor, consider whether to formally recommend to the Board that they be included in the Form 10-K.

4.	Review other financial or risk-related sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

5.	Review with management and the independent auditor all matters required to be communicated to the Audit Committee under generally accepted auditing standards.

6.	Understand how management and the internal audit function, if any, prepare interim financial statements, and the degree of involvement of the independent auditor in the review process.

7.	Review interim financial statements with management and the independent auditor before filing with regulators, and consider whether financial statements are complete and consistent with the information known to the Audit Committee members.

D.	Internal Controls

1.	Understand how the internal audit function, if any, has implemented and maintains the Company’s internal controls and the process for the independent auditor’s review of the internal controls. Obtain reports on significant findings and recommendations regarding effectiveness of the controls, together with management’s responses.

2.	Consider and review with the independent auditor the effectiveness of the Company’s internal control system, including information technology security and control.

3.	Review management’s annual internal control report which acknowledges management’s responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and contains an assessment of the effectiveness of the internal control structure.

E.	Internal Audit

1.	Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function, if any.

2.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

3.	Review the effectiveness of the internal audit function.

4.	On a regular basis, meet separately with the chief audit executive to discuss any matters that the Audit Committee or the chief audit executive believes should be discussed privately.

F.	Independent Auditor

1.	Review the independent auditor’s proposed scope and approach for the audit, including coordination with the internal audit function, if any.

2.	To review and discuss with the Company’s independent auditors (a) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy; (c) the scope and timing of the annual audit; (d) any significant risks identified during the auditors’ risk assessment procedures; and (e) when completed, the results, including significant findings, of the annual audit.

3.	To review and discuss with the Company’s independent auditors (a) all critical accounting policies and practices to be used in the audit; (b) all alternative treatments of financial information within generally accepted accounting principles, or GAAP, that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (c) other material written communications between the auditors and management.

4.	To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

5.	To keep the Company’s independent auditors informed of the Audit Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company; and to review and discuss with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

6.	To review with management, and the Company’s independent auditors the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such internal controls, and review and discuss with management and the Company’s independent auditors disclosure relating to the Company’s internal controls, and the independent auditors’ report on the effectiveness of the Company’s internal control over financial reporting and the required management certifications to be included in or attached as exhibits to the Form 10-K or Form 10-Q reports, as applicable.

7.	To review and discuss with the Company’s independent auditors any other matters required to be discussed by applicable auditing standards, including, without limitation, the auditors’ evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions and the auditors’ evaluation of the Company’s ability to continue as a going concern.

8.	To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Form 10-K before the Form 10-K is filed.

9.	Review the performance of the independent auditor, and exercise final approval on the appointment or discharge of the independent auditor. The Audit Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the independent auditor. The independent auditor is ultimately accountable to the Audit Committee for such auditor’s review of the financial statements and internal controls of the Company. The Audit Committee shall also exercise final approval on the compensation of the independent auditor.

10.	To approve all audit engagement fees and terms; and to pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis. The Audit Committee may delegate, to one or more designated members of the Audit Committee, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at each of its scheduled meetings.

11.	At least annually, to obtain and review a report by the Company’s independent auditors that describes (a) the accounting firm’s internal quality control procedures; (b) any material issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five (5) years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues: and (c) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

12.	Review and ensure the independence of the independent auditor by:

●	receiving from, and reviewing and discussing with, the independent auditor, on a periodic basis, a formal written statement delineating all relationships between the independent auditor and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board;

●	reviewing, and actively discussing with the Board, if necessary, and the independent auditor, on a periodic basis, any disclosed relationships or services, including non-audit services, between the independent auditor and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the independent auditor;

●	recommending, if necessary, that the Board take appropriate action to satisfy itself of the independent auditor’s independence; and

●	ensuring that the lead or coordinating audit partner having primary responsibility for the audit, or the audit partner responsible for reviewing the audit does not perform audit services for the Company for more than five (5) consecutive fiscal years.

13.	Set clear policies for the hiring by the Company or any Subsidiary of employees or former employees of the independent auditor.

14.	On a regular basis, meet separately with the independent auditor to discuss any matters that the Audit Committee or independent auditor believes should be discussed privately.

G.	Approval of Related Person Transactions

1.	Review and approve, prior to the Company’s entry into any such transactions, all transactions in which the Company is or will be a participant, which would be reportable by the Company under Item 404 of Regulation S-K promulgated under the Securities Act as a result of any of the following persons having or expected to have a direct or indirect material interest (a “Related Person Transaction”):

●	executive officers of the Company;

●	members of the Board;

●	beneficial holders of more than 5% of the Company’s securities;

●	immediate family members of any of the foregoing persons; and

●	any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act.

2.	In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the Audit Committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the Audit Committee. This approval authority may also be delegated to the Chairperson in some circumstances. No Related Person Transaction shall be entered into prior to the completion of these procedures.

3.	The Audit Committee or the Chairperson, as the case may be, shall approve only those Related Person Transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders, taking into account all available facts and circumstances as the Audit Committee or the Chairperson determines in good faith to be necessary in accordance with principles of Florida law generally applicable to directors of a Florida corporation. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which the member or any of his or her immediate family members has an interest.

4.	The Audit Committee shall adopt any further policies and procedures relating to the approval of Related Person Transactions that it deems necessary or advisable from time to time.

H.	Risk Oversight/General

1.	Discuss with management and the independent auditor, at least annually, policies and programs with respect to enterprise risks, including risk management, risk assessment and inquiries about risks or exposures facing the Company.

2.	Review, with the Company’s counsel, any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

3.	Review and approve the Company’s investment policies.

4.	Review the adequacy of the Company’s insurance coverage.

5.	Review the status of any material tax audits and proceedings, the Company’s tax strategy and other material tax matters.

6.	Maintain minutes or other records of meetings and activities of the Audit Committee.

7.	Request any officer or employee of the Company (or any Subsidiary) or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or advisors or consultants to, the Audit Committee.

8.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company from external parties regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company or any Subsidiary of concerns regarding questionable accounting or auditing matters, whether through the whistleblower hotline or other reporting channels. Ensure such procedures maintain the confidentiality and anonymity of persons reporting violations or suspected violations and ensure that the Company does not take retaliatory actions against those reporting.

9.	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

10.	Review the findings of any examinations by regulatory agencies, and any auditor observations.

11.	Review the process for communicating the code of conduct to the Company’s personnel, and for monitoring compliance therewith, including the establishment of procedures to ensure open and regular communications with the Audit Committee.

12.	Obtain regular updates from management and the Company’s legal counsel regarding compliance matters.

13.	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites.

14.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V. COMPENSATION

Audit Committee members shall be compensated by the Company solely in the form of directors’ fees. Audit Committee members may, however, receive greater fees than those received for Board service by other Board members, in light of their additional responsibilities to the Company.